Exhibit 99.1

FOR IMMEDIATE RELEASE

ZAP Projects Record Sales

2006 Revenues Most in Company History

SANTA ROSA, Calif.--(October 10, 2006)--Growing interest in electric micro cars and an expanding dealer network are fueling revenues at ZAP (NYSE Arca:ZP), pushing unaudited sales to $10 million for the first nine months of fiscal year 2006, a record in the Company's 12-year history.

Revenues of $10 million for the first nine months ended September 30, 2006 surpass a record set back in fiscal year 2000 when the Company posted sales of $8.1 million for the same period. Fiscal 2000 was the year ZAP reported record annual sales of $12.4 million.

"The popularity of ZAP’s XEBRA is a strong reason behind our extraordinary growth," says ZAP CEO Steve Schneider. "It is the only affordable electric car available but it is the XEBRA PK electric truck design that is sparking interest. There is no place else in America that you can get an electric truck and we have it.”

Schneider added that the XEBRA PK has the ability to convert from its pickup configuration into a flat bed or a dump bed. More than three-dozen city leaders across the country have already requested or have taken test-drives to evaluate incorporating the versatile all-electric design into their utility fleets. Orders for the XEBRA PK have exceeded expectations and Schneider says the new ZAP micro car is "truly in a class of its own."

About ZAP

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. ZAP is at the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, alcohol, hybrid and other innovative power systems. For more information, visit http://www.zapworld.com.

Forward-Looking Statements

Statements in this press release that relate to future plans or projected results of ZAP are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of

1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. ZAP's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence on third-party suppliers, intellectual property rights, and the realization of any of the other risks described in ZAP's Annual Report on Form 10-KSB, or in any of ZAP's other filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to put undue reliance on forward-looking statements.

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Contact: Eveline Souza, (707) 525-8658 x 216, esouza@zapworld.com